EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into effective as of the 1st day of August, 2000 by and between HomeCom Communications, Inc. ("HomeCom"), a Delaware corporation, ("Company") and Tim Robinson, an individual.

     For and in consideration of the agreement to employ Employee described below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company agrees to employ Employee, and Employee agrees to accept such employment, subject to the following terms and conditions.

2. Duties. Employee shall assume and perform the duties specified in Exhibit A. Such duties may be revised from time to time at the sole discretion of the Company. Employee agrees to devote his or her full time and energy to the Company's business and shall not during the term of employment work or perform services in any advisory or other capacity for any other individual or entity.

3. Compensation. The Company shall pay to Employee the salary and additional compensation, if any, described in Exhibit A as compensation for all the services to be rendered by Employee and as such compensation may be modified by the Company in its sole discretion from time to time. The Company's obligation to pay Employee any compensation shall cease upon termination of Employee's employment with the Company. Employee's annual or monthly salary shall be prorated on a daily basis for the years or months, as the case may be, in which Employee commences and terminates his or her employment relationship with the Company. Additionally, the Company shall pay Employee's cost of membership in up to three (3) professional organizations and the Company shall pay for Continuing Education Courses required for the maintainence of Employee's professional certification.

4. Term, Termination and Severance. This agreement shall be effective upon execution by the parties and shall remain in full force and effect thereafter, until terminated as provided herein. Employee may terminate this Agreement upon 30 days written notice to the Company for any reason. The Company may terminate this Agreement for any reason, whether for cause or not for cause, by providing written notice to Employee on or prior to the proposed date of termination. This Agreement shall terminate immediately upon the death of Employee. Upon termination of employment for any reason, Employee shall return immediately to the Company all documents, property, and other records of the Company, and all copies thereof, within Employee's possession, custody or control, including but not limited to any materials containing any Trade Secrets or Confidential Information (as defined below) or any portion thereof.

a. Termination with Cause is defined as the termination of this agreement and the employment relationship of employee with the company for the following reasons: conviction of a felony, dishonesty, abuse of alcohol or drugs, willful misconduct, gross malfeasance or nonfeasance, repeated acts of insubordination and failure to follow direction, negligence or breach of confidentiality.

b. Termination without Cause is defined as termination by the Company of this agreement which is not a termination with cause or a voluntary termination.

c. Constructive Discharge is defined as a termination of this agreement resulting from any material failure by the Company to fulfill it's obligations under this Agreement which is not cured within twenty (20) days after receipt of written notice by the Company from Employee specifying the nature of the failure, which failure shall include (1) removal of Employee, other than removal as a result of Termination with Cause or a voluntary termination, as CFO of the Company or any material reduction by the company in the functions, duties, or responsibilities of the employee, without the consent of the employee; (2) a material, involuntary reduction in Employee's current salary and eligibility for bonus amounts, or (3) the occurance of a change of control. Constructive Termination shall occur only
     (A) after receipt by the Company of written notice by Employee specifying employee's reasonable belief that an event of Constructive Termination has occurred, as defined herein, and (B) if Employee provides such notice to the Company and its Board of Directors within sixty (60) days after the date of such event. Notice by Employee of constructive termination shall not constitute a voluntary termination for purposes of this agreement.

d. Change of Control, for purposes of this agreement, is defined as 1) any transaction , whether by merger, consolidation, asset sale, tender offer, reverse stock split or otherwise, which results in the acquisition or beneficial ownership (as such term is defined under rules and regulations promulgated under the Securities and Exchange Act of 1934, as amended) by any person or entity or any group of persons or entities acting in concert, of 50% or more of the outstanding shares of common stock of HomeCom, 2) a change in the Board of Directors of the Company which results in a change of composition of 50% of the Board of Directors, or 3) a change in the location of the business base which results in a move of 200 miles or greater.

e. Triggering Event means a termination of employee's employment (i) by the Company during the term due to a termination without cause or (ii) a Constructive Termination of employee's employment with the company.

f. Severance. Upon Termination with Cause, Employee shall not be entitled to severance pay. Upon the occurance of a Triggering Event, Employee shall be entitled to severance payment of an amount equivalent to six (6) months base salary ("Severance Amount"). TheSeverance Amount payable pursuant to this section shall be paid within five (5) days of the date of the Triggering Event.

5. Ownership. For purposes of this Agreement, "Work Product" shall mean the data, materials, documentation, computer programs, inventions (whether or not patentable), and all works of authorship, including all worldwide rights therein under patent, copyright, trade secret, confidential information, or other property right, created or developed in whole or in part by Employee, whether prior to the date of this Agreement or in the future while employed by the Company (whether developed during work hours or not) and which either (i) relate to the present or anticipated business, research, developments, tests, products, work or activities of the Company or (ii) result from or are suggested by any work Employee may do for the Company. All Work Product shall be considered work made for hire by the Employee and owned by the Company. If any of the Work Product may not, by operation of the law, be considered work made for hire by Employee for the Company, or if ownership of all right, title, and interest of the intellectual property rights therein shall not otherwise vest exclusively in the Company, Employee hereby assigns to the Company, and upon the future creation thereof automatically assigns to the Company, without further consideration, the ownership of all Work Product. The Company shall have the right to obtain and hold in its own name copyrights, registrations, and any other protection available in the Work Product. Employee agrees to perform, during or after Employee's employment, such further acts as may be necessary or desirable to transfer, perfect, and defend the Company's ownership of the Work Product that are reasonably requested by the Company.

6. License. To the extent that any preexisting materials are contained in the materials Employee delivers to Company or Company's customers, Employee grants to Company an irrevocable, nonexclusive, worldwide, royalty-free license to: (i) use and distribute (internally or externally) copies of, and prepare derivative works based upon, such preexisting materials and derivative works thereof, and
(ii) authorize others to do any of the foregoing.

7. Trade Secrets and Confidential Information

(a) The Company may disclose to Employee certain Trade Secrets and Confidential Information (defined below). Employee acknowledges and agrees that the Trade Secrets are confidential Information are the sole and exclusive property of the Company (or a third party providing such information to the Company) and that the Company or such third party owns all worldwide rights therein under patent, copyright, trade secret, confidential information, or other property right. Employee acknowledges and agrees that the disclosure of the Trade Secrets and Confidential Information to Employee does not confer upon Employee any license, interest or rights of any kind in or to the Trade Secrets or Confidential Information. Employee may use the Trade Secrets and Confidential Information solely for the benefit of the Company while Employee is employed or retained by the Company. Except in the performance of services for the Company, Employee will hold in confidence and not reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer, directly or indirectly, in any form, by any means, or for any purpose, the Trade Secrets or Confidential Information or any portion thereof. Employee agrees to return to the Company, upon request by the Company, the Trade Secrets and confidential Information and all materials relation thereto.

(b) Employee's obligations under this Agreement with regard to the Trade Secrets shall remain in effect for as long as such information shall remain a trade secret under applicable law. Employee acknowledges that its obligations with regard to the Confidential Information shall remain in effect while Employee is employed or retained by the Company and for three
     (3) years thereafter. As used herein, "Trade Secrets" means information of the Company, its licensors, suppliers, customers, or prospective licensors or customers, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, which (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. As used herein, "Confidential Information" means information, other than Trade Secrets, that is of value to its owner and is treated as confidential, including, but not limited to, future business plans, licensing strategies, advertising campaigns, information regarding executives and employees, and the terms and conditions of this Agreement.

(c) Employee acknowledges that existing or prospective customers of the Company may be companies which are publicly traded and subject to various rules and regulations of the Securities and Exchange Commission. Employee acknowledges that the Company has a policy that no one associated with the Company may trade in securities of any customer of the Company based on material, nonpublic information concerning the customer. Additionally, the Company expressly forbids the unauthorized disclosure of any nonpublic information acquired by anyone associated with the Company relating to a customer of the Company. Employee shall notify the Company prior to trading the securities of any customer of the Company.

8. Customer Non-Solicitation. Employee agrees that for a period of eighteen (18) months immediately following termination of Employee's employment with the Company for any reason, including, without limitation, voluntary resignation from employment by Employee ("Non-Solicitation Period"), Employee shall not, within the Atlanta Metropolitan Area and within those companies listed in Exhibit B, on Employee's own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, solicit, contact, call upon, communicate with or attempt to communicate with any customer or immediate prospect of the Company, or any representative of any customer or immediate prospect of the Company, with a view to sale or providing of any deliverable or service competitive or potentially competitive with any deliverable or service sold or provided or under development by the Company during the time of two (2) years immediately preceding cessation of Employee's employment with the Company, provided that the restrictions set forth in this paragraph shall apply only to customers or prospects of the Company, or representatives of customers or prospects of the Company, with which Employee had substantial contact during such two (2) year period. The actions prohibited by this paragraph shall not be engaged in by Employee directly or indirectly, whether as manager, salesperson, agent, technical support, sales or service representative, developer, or otherwise. Employee acknowledges that the Company provides products and services to customers throughout the United States due to the global scope of the internet and that a more limited territorial restriction on the non-solicitation provisions of this paragraph would not adequately protect the legitimate interests of the Company.

9. Non-Competition. Employee agrees that during the term of Employee's employment and during the non-Solicitation Period, Employee shall not, within the Atlanta Metropolitan Area and within those companies listed in Exhibit B, on Employee's own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, perform services substantially similar to the activities described in Exhibit A. The actions prohibited by this paragraph shall not be engaged in by Employee directly or indirectly, whether as manager, salesperson, agent, technical support, sales or service representative, developer, or otherwise. Employee acknowledges that the Company provides products and services to customers throughout the United States given the global scope of the internet and that a more limited territorial restriction on the non-competition provisions of this paragraph would not adequately protect the legitimate interests of the Company. The provisions of this Section 9 shall apply after the term of Employee's employment only in the event that Employee's termination from employment is for one or more of the following reasons: (i) termination by the Company for a willful dishonesty toward or deliberate injury or attempted injury to the Company; or (ii) mortal turpitude; or (iii) termination by Company for a violation or other failure of Employee to perform in accordance with any of the material provisions of this Agreement; or (iv) termination by the Company for recruiting negligence or disregard in the performance of the Employee's duties, or (v) voluntary resignation from employment by Employee.

10. Employee Non-Solicitation. Employee agrees that Employee shall not call upon, solicit, recruit, or assist others in calling upon, recruiting or soliciting any person who is or was an employee of the Company within the Non-Solicitation Period, for the purpose of having such person work in any other corporation, association, entity, or business.

11. Equitable Relief. The parties to this Agreement acknowledge that a breach by Employee of any of the terms or conditions of this Agreement will result in irrevocable harm to the Company and that the remedies at law for such breach may not adequately compensate the Company for damages suffered. Accordingly, Employee agrees that in the event of such breach, the Company shall be entitled to injunctive relief or such other equitable remedy as a court of competent jurisdiction may provide. Nothing contained herein will be construed to limit the Company's right to any remedies at law, including the recovery of damages for breach of this Agreement.

12. Severability. If any provision or part of any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, such holding shall not affect the enforceability of any other provisions or parts thereof, and all other provisions and parts thereof shall continue in full force and effect.

13. Dispute Resolution. Employee and employer agree that any disputes arising out of the relationship constituted by this agreement shall be adjudicated in accordance with the arbitration rules set forth in the HomeCom Communications Alternative Dispute Resolution Procedure. (enclosed as Exhibit C)

14. Miscellaneous. This agreement shall not be amended or modified except by a writing executed by both parties. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns. Due to the personal nature of this Agreement, Employee shall not have the right to assign Employee's rights or obligations under this Agreement without the prior written consent of Company. This Agreement shall be governed by the laws of the State of Georgia without regard to its rules governing conflicts of law. This agreement and the attached Exhibit represent the entire understanding of the parties concerning the subject matter hereof and supersede all prior communications, agreements and understandings, whether oral or written, relating to the subject matter hereof. All communications required or otherwise provided under this Agreement shall be in writing and shall be deemed given when delivered to the address provided below such party's signature (as may be amended by notice from time to time), by hand, by courier or express mail, return receipt requested, postage prepaid. Exhibit A, attached hereto, is incorporated herein by reference.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

Signed: /s/ Tim Robinson                Date: 1 AUG 00
------------------------                --------------

Print Name: Tim Robinson
------------------------


/s/ Jim Alvilhiera                      Date: 1 AUG 00
------------------                      --------------
Jim Alvilhiera
Vice President, Operations
HomeCom Communications, Inc.

                                    EXHIBIT A

                             Duties and Compensation

                               (See Offer Letter)

                                    EXHIBIT B

                                   Competitors

Intellimedia, iXL, InterWeb, IBM Interactive, MacQuarium, BellSouth Networks, MarchFirst, Digital Insight, Interland.

                                    EXHIBIT C


                          HOMECOM COMMUNICATIONS, INC.
                                ARBITRATION RULES

INTRODUCTION

     These Arbitration Rules ("Rules") arc expressly incorporated into the parties' Arbitration Agreement. These Rules are designed to facilitate a speedy and fair resolution of the dispute being arbitrated. These Rules shall govern the resolution of any dispute subject to the Arbitration Agreement. The Arbitrator selected to conduct the arbitration must follow these Rules.

RULE I REQUEST FOR ARBITRANON

     A.  Initiating Arbitration .......................................    3
     B.  Filing of a Judicial Complaint ...............................    3
     C.  Limitations of Actions .......................................    3

RULE 2 RESPONSE TO REQUEST FOR ARBITRATION, OTHER CLAIMS AND AMENDMENTS

     A.  When a Response is Due .......................................    3
     B.  Contents of the Response .....................................    3
     C.  Counter-RFA ..................................................    4
     D.  Reply to Counter-RFA .........................................    4
     E.  Adding and Changing Disputes .................................    4
     F.  Additional RFA's .............................................    4
     G.  Unavailable Non-Parties ......................................    4

RULE 3 SERVICE OF PAPERS ..............................................    4

RULE 4 EXTENSION OF DEADLINES .........................................    4

RULE 5 SELECTION OF AN ARBITRATOR

     A.  Request for Panel ............................................    4
     B.  Disclosures Required of Arbitrators ..........................    5
     C.  Striking the Panel ...........................................    5
     D.  Disqualification or Other Disability of an Arbitrator ........    5

RULE 6 SCOPE OF ARBITRAL AUTHORITY

     A.  Identification of Legal Basis for Claim ......................    5
     B.  Decision Confined to Law Governing Claim .....................    5
     C.  Manner of Review .............................................    5

RULE 7 LOCATION FORCONDUCTING ARBITRATION PROCEEDINGS .................    6

RULE 8 REQUIRED CONFERENCES

     A.  Initial Conference ...........................................    6
     B.  Final Pre-Arbitration Conference .............................    6

RULE 9 DISCOVERY

     A.  Arbitrator's Authority to Order Discovery ....................    6
     B.  Discovery Requests ...........................................    6
     C.  Limitations Upon  Discovery ..................................    7
     D.  Compelling Discovery .........................................    7
     E.  Discovery of Experts .........................................    7
     F.  Supplementation of Discovery .................................    7
     G.  Resolution of Discovery Disputes by the Arbitrator ...........    8
     H.  Time Limitations for Discovery ...............................    8

RULE 10 SUMMARY JUDGMENT

     A.  Time Requirement .............................................    8
     B.  Standard .....................................................    9

RULE 11 ARBITRATION HEARING

     A.  Hearing Requirement-Waiver of Hearing ........................   9
     B.  Failure to Appear ............................................   9
     C.  Attendance at Hearing ........................................   9
     D.  Burden of Proof ..............................................   9
     E.  Evidence .....................................................   9
     F.  Record of Proceedings ........................................   9
     G.  Oaths of the Witnesses .......................................   10
     H.  Confidentiality of Hearings ..................................   10
     I.  Post-Hearing Briefs ..........................................   10
     J.  Privileged Communications ....................................   10

RULE 12 AWARDS ........................................................   10

RULE 13 COSTS AND FEES

     A.  Filing Fee ...................................................   10
     B.  Expense of Arbitration .......................................   10
     C.  Costs and Attorneys' Fees ....................................   10

RULE 14 COMPUTATION OF TIME ...........................................   11

RULE 15 REVISION OF ARBITRATION PROCEDURES ............................   11

RULE 16 REPRESENTATION ................................................   11

RULE 17 APPEALS .......................................................   11

ARBITRATION FORMS A & B................................................ Attached

RULE 1 REQUEST FOR ARBITRATION

     A. Initiating Arbitration. A party desiring to submit a dispute to arbitration (hereinafter "Claimant") must comply with the following.

          (1) To initiate arbitration, the Claimant must submit a written "Request for Arbitration" ("RFA") to the Arbitration Administrator by hand delivery or certified mail with return receipt, who shall be Jim Alvilhiera, and serve a copy of the RFA on the party or parties against whom the claim is brought ("Respondents") by having it hand-delivered to each Respondent or by certified mail with return receipt.

          (2) All RFA's must be submitted on the form attached as Arbitration Form 1 ("AF-1"), a copy of which may be obtained from the Arbitration Administrator. The party requesting arbitration must complete the form identifying persons, the, issue(s) to be arbitrated, the legal rights upon which the claims are founded (if known), the facts relevant to the dispute, and the remedies sought.

          (3) The filing fee in the amount of $150 made payable to the Company must be deposited with the Arbitration Administrator. The filing fee will be applied against the cost of the arbitration and any unused portion shall be returned. If the filing fee is not deposited as required, the Arbitration Administrator shall immediately so notify the delinquent Claimant by certified mail or hand delivery. If the Claimant does not make the required deposit within five (5) days of receipt of the notification, the RFA shall be void, as if it had never been filed.

     B. Filing of a Judicial Complaint. If a party who has agreed to arbitrate claims under this procedure files or causes to be filed in court or state agency a complaint alleging a claim or cause of action which is subject to arbitration under this procedure, the defendant/respondent Will notify the party or the party's attorney (if an attorney has entered an appearance) of the existence of the Arbitration Agreement, and request that the case be dismissed. If the party does not dismiss or request a stay of the action within 10 calendar days of service, and the defendant/respondent successfully moves to dismiss or stay the case and refer it to arbitration, the defendant/respondent may submit a request for payment of fees and costs to the Arbitrator, who shall award to the defendant/respondent and against the party the defendant/respondent's reasonable costs and attorneys fees incurred because of the filing of the complaint.

     C. Limitations of Actions. The limitations period specified in the Arbitration Agreement runs until a written RFA which complies with these Rules is submitted to the Arbitration Administrator. Filing Judicial or agency complaint does not satisfy the notice requirements under the Arbitration Agreement or these Rules, nor stays the running of the limitations period.

RULE 2 RESPONSE TO REQUEST FOR ARBITRATION, OTHER CLAIMS AND AMENDMENTS

     A. When a Response is Due. Within twenty (20) calendar days of a Respondent's receipt of the RFA, Respondent shall serve a response on all other party(ies) and provide a copy to the Arbitration Administrator.

     B. Contents of the Response. The Response shall be on the form attached to these Rules as AF-2. The Response shall identify additional issues to be arbitrated, legal defenses which will be relied upon (if known), and facts relevant to the dispute, and the remedies sought.

     C. Counter-RFA. If the Respondent has a dispute with the Claimant which has not been identified in the RFA but arises out of the same factual circumstances as the RFA, the Respondent must assert the dispute as a Counter-RFA.

     D. Reply to Counter-RFA. Within ten (10) calendar days from the service of the Counter-RFA, the Claimant shall serve a Reply. The Reply shall use the Response form AF-2 and provide all information required thereon.

     E. Adding and Changing Disputes. At any time prior to the Initial Conference, any party may amend, add or withdraw a dispute as of right. Thereafter, no dispute or claim may be added except by motion to the Arbitrator, upon showing that a manifest injustice would result from failure to permit the amendment and that the party did not have notice of the facts and circumstances relating to such dispute or claim at the time of the Initial Conference.

     F. Additional RFA's. The Respondent to the initial RFA may serve other nonparties who are subject to the Arbitration Agreement with an RFA if that person may be liable, in whole or in part, for the damages alleged in the initial RFA or Response. An "additional" RFA is treated the same as an initial RFA with regard to the receiving party.

     G. Unavailability of Non-Parties. Whom a non-party who is alleged by either party to be jointly or partly responsible for injuries alleged, or who is alleged to share a claim, is not subject to the Arbitration Agreement or is otherwise unavailable, the arbitration shall proceed notwithstanding the absence of said party and the Arbitrator shall fashion an award which is fair and equitable to all parties, given the absence of the non-party. In order to protect a party against multiple or inconsistent judgments, the Arbitrator may, in the interest of justice, require a party to proceed with a claim against a non-party to a final resolution or waive any such claim prior to proceeding with the arbitration.

RULE 3 SERVICE OF PAPERS

     All documents and papers required to be served pursuant to these Rules shall, unless otherwise specified, be served by personal delivery to all parties or by first class mail, accompanied by a certificate of service. Documents and papers sent to the Company shall be addressed to [NAME, TITLE AND ADDRESS]. If a party is represented by counsel, the papers must be served upon the party's counsel rather than the party. It will be the responsibility of each party to ensure that all other parties are kept advised of their or their attorney's current mailing address.

RULE 4 EXTENSION OF DEADLINES

     Prior to the expiration of any time period for a party to act, the parties may agree to extend, or upon motion the arbitrator may extend, any such deadline for good cause. This provision shall not apply to the time period required for initiating arbitration by submitting an RFA to the Arbitration Administrator.

RULE 5 SELECTION OF AN ARBITRATOR

     The parties shall select an arbitrator by using the following procedure:

     A. Request for Panel. Within twenty (20) days after receiving the Request for Arbitration, the Arbitration Administrator or designated representative shall obtain a list of at least five (5) [seven (7)] neutral arbitrators, meeting the qualifications set forth in the Arbitration Agreement, from which to select the Arbitrator. The Arbitration Administrator shall provide to the prospective arbitrators copies of the Arbitration Agreement, these Rules and all RFAs and Responses thereto.

     B. Disclosures Required of Arbitrators. Each prospective Arbitrator shall be required to disclose any circumstances which might preclude that person from rendering an objective and impartial determination. At a minimum, the prospective arbitrator shall disclose:

          (1) prior employment history;

          (2) any direct or indirect financial or personal interest in the outcome of the arbitration;

          (3) any existing or past financial, business, professional, family or social relationships that are likely to affect impartiality or might reasonably create an appearance of partiality or bias; and

          (4) any relationships with any party or its counsel, or with any individual whom they have been told will be a witness.

     C. Striking the Panel. Within seven (7) calendar days after the parties' receipt of the panel of prospective arbitrators and the disclosure information, the parties will strike names from the panel of arbitrators. The claimant requesting arbitration shall strike the first name; then, each Respondent and third party Respondent shall each strike one name; the process will be repeated until only one name remains. The arbitrator who is not struck shall be the Arbitrator chosen to arbitrate the dispute raised by the RFA and Responses thereto. The Administrator will notify the Arbitrator selected within a reasonable time thereafter of the selection.

     D. Disqualification or Other Disability of an Arbitrator.

          (1) Challenge to Qualifications. Any party, upon learning of a reason which would disqualify the Arbitrator from deciding the dispute, may request that the Arbitrator recuse herself or himself. The Arbitrator shall rule upon the request applying the standards ajudge would use in deciding a motion to recuse.

          (2) Inability to Serve. In the event that an Arbitrator should resign, die, withdraw, or otherwise be unable to perform as an Arbitrator, the process for selecting an Arbitrator shall be repeated.

RULE 6 SCOPE OF ARBITRAL AUTHORITY

     A. Identification of Legal Basis for Claim. The Arbitrator must first identify the state or federal law upon which the dispute relies. If any RFA or counter-RFA fails to identify such basis, the Arbitrator shall require the claimant to more clearly and precisely identify the legal and factual basis of the dispute. If the Claimant is unable to state a legally cognizable claim, the Arbitrator shall dismiss the RFA.

     B. Decision Confined to Law Governing Claim. After identifying the state or federal basis for the dispute, the Arbitrator's authority is strictly limited to resolving the dispute on the basis of such applicable state or federal law. The Arbitrator may not resolve any dispute by looking beyond the law upon which the claim or counterclaim is based and therefore may not invoke or rely upon concepts of just cause, seniority or any other concept which is beyond that particular law. Nothing in the Arbitration Agreement shall be construed to require or permit a determination that any individual is employed other than on an "at-will basis."

     C. Manner of Review. The Arbitrator shall decide the dispute in the same manner as would a federal district court judge hearing the case without a jury, and the Arbitrator's decision shall be final and binding, except as otherwise provided in these Rules or the parties' Arbitration Agreement.

RULE 7 LOCATION FOR CONDUCTING ARBITRATION PROCEEDINGS

     The Arbitrator shall determine where the Arbitration will be held, giving proper consideration to such factors as the location of witnesses and evidence and the parties' preference.

RULE 8 REQUIRED CONFERENCES

     A. Initial Conference. As soon as possible following the selection of the Arbitrator, a teleconference will be scheduled by the Arbitrator with the parties for the purpose of organization and expediting the arbitration discussing:

          (1) its administrative aspects;

          (2) discovery schedule;

          (3) the issues to be arbitrated;

          (4) allocation of the arbitration fees and costs;

          (5) evidentiary issues; and,

          (6) location of the hearing.

     B. Final Pre-Arbitration Conference. Prior to the arbitration hearing, the Arbitrator shall conduct a final conference to address and determine, at a minimum:

          (1) the issues to be arbitrated;

          (2) the form of the award;

          (3) evidentiary issues;

          (4) dispositive motions;

          (5) location, time, and date for the arbitration; and,

          (6) any other issues relating to the subject matter or conduct of the arbitration hearing.

RULE 9 DISCOVERY

     A. Arbitrator' s Authority to Order Discovery. The Arbitrator shall have the authority to order and enforce such discovery, by way of deposition, interrogatory, document production, independent medical examination, or otherwise (collectively referred to as "Information Requests"'), as the Arbitrator considers necessary for a full and fair exploration of the issues in dispute.

     B. Discovery Requests. Any party may conduct discovery after the Arbitrator is selected. Discovery need not be filed with the Arbitrator unless necessary for the resolution of any motion. Unless a greater time is allowed by the requesting party, Information Requests shall be satisfied or objected to within twenty (20) calendar days from the date of service. The form and content of the request for discovery and responses thereto, shall be the same as required by Rules 30, 32, 33, 34, and 35 of the Federal Rules of Civil Procedure.

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     C. Limitations Upon Discovery. The discovery taken by each party shall be limited as set forth below, except that the parties may agree to modify these limitations, and absent an agreement, the Arbitrator may upon motion by a party which demonstrates a compelling need for additional discovery, expand these discovery limitations.

          (1) Depositions. The number of depositions to be taken by each party shall not exceed three (3).

          (2) Interrogatories. The number of written interrogatories requested by a party at any one time or cumulatively shall not exceed twenty (20). Each subdivision of an interrogatory shall be construed as a separate interrogatory;

          (3) Document requests. The number of requests for documents by a party at any one time or cumulatively, including by subpoena addressed to a party or the party's agent, shall not exceed twenty (20).

     D. Compel Discovery. Upon written motion to the Arbitrator by a party whose Information Request is unsatisfied, the matter will be resolved by the Arbitrator pursuant to this section and Rule 9G, below. Any request for resolution by the Arbitrator must be accompanied by a statement that the parties have attempted in good faith but failed to resolve their discovery dispute, and must explain what good faith efforts were made. Upon request, the Arbitrator shall issue subpoenas to compel the attendance and testimony of witnesses and/or the production of documents. A party shall respond to a motion to compel within seven (7) days.

     E. Discovery of Experts. A party may through Information Requests require any other party to identify each person whom the other party expects to call as an expert witness at the hearing, to gate the subject matter on which the expert is expected to testify, and to state the substance of the facts and opinions to which the expert is expected to testify and a summary of the grounds for each opinion. A party may also depose the expert. Unless manifest injustice would result, the Arbitrator shall require that the party seeking discovery pay the expert a reasonable fee for time spent in responding to discovery under this Rule and Rule 9B.

     F. Supplementation of Discover. A party who has responded to a request for discovery with a response that was complete when made is under no duty to supplement the response to include information thereafter acquired, except as follows.

          (1) A party is under a duty seasonably to supplement the response with respect to any question directly addressed to (a) the identity and location of persons having knowledge of discoverable matters, and (b) the identity of each person expected to be called as an expert witness at the hearing, the subject matter on which the expert is expected to testify and the substance of the expert testimony.

          (2) A party is under a duty seasonably to amend a prior response if the party obtains information upon the basis of which (a) the party knows that the response was incorrect when made, or (b) the party knows that the response, though correct when made, is no longer true and the circumstances are such that a failure to amend the response is in substance a knowing concealment; or (c) a duty to supplement responses may be imposed by order of the Arbitrator, agreement of the parties, or at any time prior to the hearing through new requests for supplementation of prior responses.

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     G. Resolution of Discovery Disputes by the Arbitrator. All discovery disputes shall be resolved by the Arbitrator on the basis of the relevant motion, response thereto, and reply in support thereof. The Arbitrator may also conduct a teleconference with the parties to facilitate the speedy resolution of the dispute and to supplement any motion, response, or reply. A formal hearing should not be held to resolve discovery disputes, unless the parties otherwise agree in writing. In resolving any discovery dispute:

          (1) The Arbitrator should order production where the discovery request seeks evidence which is relevant or reasonably calculated to lead to the discovery of admissible evidence;

          (2) The Arbitrator should refuse to order production of information requests which are unreasonably cumulative, burdensome, or duplicative or seek information or documents which are obtainable from some other source that is more convenient, less burdensome, or less expensive, or which exceed the discovery limits set forth in Rule 9C;

          (3) The Arbitrator should refuse to order production of requests that seek documents which are prepared in anticipation of arbitration or litigation by or for a party or by or for that party's attorney, consultant, surety, indemnitor, insurer, or agent unless the requesting party shows that it has substantial need of the materials in the preparation of the party's case and that the party is unable without undue hardship to obtain the substantial equivalent of the materials by other means. In ordering discovery of such materials when the required showing has been made, the Arbitrator shall protect against disclosure of the mental impressions, conclusions, opinions, or legal theories of an attorney or other representative of a party concerning the arbitration or litigation;

          (4) The Arbitrator may make any ruling to protect any party to the arbitration from unreasonable discovery requests and may issue any Other discovery Order that justice requires;

          (5) The Arbitrator should took to the term of Rules 26, 30, 32, 33, 34, 35 and 37 of the Federal Rules of Civil Procedure and federal cases interpreting those Rules for guidance in resolving discovery disputes; and,

          (6) The Arbitrator may assess the Arbitrator's costs and award reasonable attorney's fees and costs incurred in hearing and resolving any discovery dispute against the losing party to such discovery dispute, if the losing party's position was not substantially justified.

     H. Time Limitations for Discovery. Because it is the parties' intent that these procedures be expedited to the greatest extent possible, all requests for discovery must be initiated such that discovery can be completed no more than sixty (60) calendar days after the date of the Initial Conference.

RULE 10 SUMMARY JUDGMENT

     A. Time Requirements. A party may, at any time after the expiration of twenty (20) calendar days from the initial Conference, move for summary judgment upon all or any part of a disputed claim. A party must file a response or opposition to a motion for summary judgment within twenty (20) days of service of the motion. Any reply must be served within ten (1 0) days of service of the response.

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     B. Standard. Supporting and opposing affidavits shall be made on personal knowledge and shall show affirmatively that the affiant is competent to testify to the matters stated therein. The Arbitrator may permit affidavits to be supplemented or opposed by depositions, answers to information requests, or further affidavits. When a motion for summary judgment is made and supported as provided in this section, an adverse party may not rest upon the mere allegations or denials of the adverse party's pleading, but the adverse party's response, by affidavits or as otherwise provided by this section, must set forth specific facts showing that there is a genuine issue for the hearing. If the adverse party does not so respond, summary judgment, if appropriate, shall be entered against the adverse party.

     Summary judgment is appropriate if the pleadings, depositions, and answers to information requests, together with affidavits, if any, show that there is no genuine issue as to any material fact and that the moving party is entitled to judgment as a matter of law. A party opposing summary judgment does not raise genuine issues of material fact by contradicting that party's own prior sworn testimony or statement unless said party explains to the satisfaction of the Arbitrator the reason for the subsequent change and shows that the subsequent changed testimony or statement is more likely true than the former testimony or statement that the party would contradict. In construing and applying this section, the Arbitrator should look to Rule 56 of the Federal Rules of Civil Procedure and federal cases interpreting this Rule for guidance.

RULE 11 ARBITRATION HEARING

     A. Hearing Requirement - Waiver of Hearing. A hearing shall be held to resolve a dispute which is not decided by dismissal or summary judgment, unless all parties waive such hearing in writing and request that the matter be resolved solely upon the pleadings, documentary evidence, and briefs submitted. The Arbitrator shall determine the time and date of the hearing which shall be held no later than 150 days following the selection of the Arbitrator. Notice of the hearing date shall be given at least twenty (20) calendar days prior to the hearing.

     B. Failure to Appear. The arbitration may proceed in the absence of any party or representative who, after due notice, fails to be present or fails to obtain a postponement.

     C. Attendance at Hearings. The Arbitrator shall have the authority to exclude witnesses, other than a party, from the hearing during the testimony of any other witness. The Arbitrator shall exclude any persons whose presence is not necessary to the resolution of the dispute. All parties, including a corporate representative, shall have the right to be present during the proceedings.

     D. Burden of Proof. The parties shall bear the same burdens of proof and burdens of producing evidence as would apply if their disputes had been brought in court.

     E. Evidence The Arbitrator shall determine the materiality and relevance of any evidence proffered and shall be bound by rules governing the admissibility of evidence contained in the Federal Rules of Evidence.

     F. Record of Proceedings. A verbatim record of all arbitration hearings may be kept by stenographic reporter or tape recording. If a party or parties to a dispute elect to have the record transcribed, the cost of such transcription shall be borne by the party or parties making the request unless a non-requesting party subsequently requests a copy of the transcript in which case the total costs of transcription (including duplicate copies, court reporters fee and Arbitrator's copy) shall be borne equally by all parties having access to the transcript.

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     G. Oaths of the Witnesses. All testimony shall be under oath or affirmation administered by the Arbitrator.

     H.Confidentiality of Hearings. The Arbitrator shall maintain the confidentiality of the hearings and shall have the authority to make appropriate rulings to safeguard that confidentiality, unless the law provides to the contrary.

     I. Post-Hearing Briefs. At any party's election, or at the direction of the Arbitrator, the parties may submit post-hearing briefs to the Arbitrator, and the record shall not be deemed to be closed until the last day on which briefs could be timely submitted; provided, however, that no such briefs shall contain or refer to evidence not adduced at the hearing.

     J. Privileged Communications. The Arbitrator shall have the immunity of a judicial officer from civil liability, when acting in the capacity of an Arbitrator, which immunity supplements any other existing immunity. Likewise, all communications during or in connection with the arbitration proceedings are privileged in accordance with state law applicable to judicial proceedings.

RULE 12 AWARDS

     The Arbitrator will render an award within thirty (30) days from the date the record is closed. All awards shall be in writing and signed by the Arbitrator. The Arbitrator will serve a copy by registered or certified mail upon all parties, or their counsel, at the address of record, or by personal delivery. All findings and awards issued by the Arbitrator must conform to the applicable law governing such disputes and any remedy must conform to the most restrictive of the limitations period set forth in these Rules, the Agreement, and applicable law. The award shall contain a summary of the issues in controversy, a statement of the Arbitrator's factual findings, the relief awarded, if applicable, the legal authority upon which the relief (and award) is based and any fees and costs assessed.

RULE 13 COSTS AND FEES

     A. Filing Fee. Upon the filing of a Request for Arbitration, the party so filing shall pay a filing fee in the amount of $150.00. The filing fee shall be applied to administrative costs and the Arbitrator's fees and expenses.

     B. Fees and Expenses of Arbitrator, Except as otherwise provided in Rule 17 below, the Arbitrator's fees and expenses shall be paid by the Company.

     C. Costs and Attorney's Fees. The prevailing party shall be awarded costs of the Arbitration, including filing fee, subpoena service and witness fees, deposition and hearing transcription costs and similar expenses, but not including the Arbitrator's fees and expenses or expert fees, unless the expert testimony was necessary to establish or refute liability. In cases where a party asserts any claim, position or defense which is not substantially justified by the law or facts, the Arbitrator shall award to the opposing party that party's reasonable attorneys' fees incurred as a result of that party's defending any such claim, position or defense.

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RULE 14 COMPUTATION OF TIME

     In computing time hereunder, the day of the act, event, or default from which the designated period oftime begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday, or legal holiday, in which event the period runs until the end of the next day which is not one of the aforementioned days. Papers are deemed received upon actual receipt (if by hand delivery), the date on which the U.S. Postal Service notifies the party of attempted service by certified or priority mail or three days following first class mailing to the Claimant's or Respondent's record address.

RULE 15 REVISION OF ARBITRATION PROCEDURES

     The Employer may revise these procedures as it deems necessary consistent with the interest of fairness and due process. No such revision, however, will apply to any claim which has been submitted to arbitration prior to the date on which the revision is communicated to the parties.

RULE 16 REPRESENTATION

     Any party may represent himself or herself or be represented by an attorney who is a member in good standing before any state bar. A party which is a business entity is entitled to designate a representative who shall be entitled to appear and participate in all proceedings, There shall be no ex parte communication with the Arbitrator, unless the parties and the Arbitrator agree to the contrary in advance of the communication.

RULE 17 APPEALS

     The Award of the Arbitrator shall be final and binding Unless any Party appeals the Arbitrator's decision within thirty (30) days after service of the decision by notifying the other party, in writing, specifically identifying the portion or portions of the decision that is/are being appealed. A second Arbitrator selected in the same manner as the initial Arbitrator shall decide the appeal proceeding as far as practicable according to the law and Procedures applicable to appellate review by a United States Court of Appeals of a civil judgment following a nonjury decision by a judge. The result of the appeal and any further proceedings pursuant to the appeal shall then constitute the final Award, which may be enforced by a court as provided by law. The party appealing the decision shall pay the second arbitrator's expenses and costs.

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